EXHIBITOR MANAGEMENT SERVICES AGREEMENT

THIS EXHIBITOR MANAGEMENT SERVICES AGREEMENT ("Agreement") is entered into as of March 11, 2011 ("Effective Date") by and between Cinedigm Digital Cinema Corp., a Delaware corporation, with its offices located at 55 Madison Avenue, Suite 300, Morristown, NJ 07960 ("Cinedigm") and Digital Cinema Destinations Corp. a Delaware corporation, with its offices located at 250 East Broad Street Westfield, NJ 07090 ("Client"). Each of Cinedigm and Client is sometimes referred to in this Agreement as a "Party" and collectively as the "Parties."

WHEREAS, Cinedigm is the owner of the Exhibitor Management System and related proprietary software (cumulatively, the "EMS System" as more fully described in Schedule Aattached hereto); and

WHEREAS, Client wishes to receive, and Cinedigm desires to provide to Client, a license to use the EMS System and related support services (cumulatively, the "EMS Services"), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Cinedigm and Client agree as follows:

SECTION 1.   DEFINITIONS

The definitions set forth in this Section apply to the following capitalized words and terms when used in this Agreement.

1.1           "Affiliate(s)" means and includes any entity that directly or indirectly controls, is controlled by or is under common control with the entity, where "control" means the ownership of, or the power to vote, at least fifty percent (50%) of the voting stock, shares or interests of such entity.

1.2           "Documentation" means Cinedigm's then current guides and manuals published by Cinedigm for the EMS Services.

1.3           "Improvement" means any adaptations, modifications, improvements, enhancements, revisions or interface elements to the EMS Services (including the EMS System) in any form or medium whatsoever, and any "derivative" work of the EMS Services (including the EMS System), as defined in the copyright law of the United States of America, 17 U.S.C. Section 101 et seq.

1.4           “In-house Purposes" means Client's internal business operations,

1.5           "Professional DP Organization" means any individual or business, which supplies unaffiliated third parties with computer equipment, software, proprietary software-based services or professional advice regarding such. Computer manufacturers, dealers, distributors, original equipment manufacturers ("OEMs"), independent sales organizations ("ISOs"), value added resellers ("VARs"), system integrators, software houses, and data processing consultants are examples of Professional DP Organizations.

1.6           "Server" means the serialized Central Processor Unit of a computer system without which the function of the EMS Services would not be possible and which accommodates the programming language and operating systems as stated herein.

1.7           "System Start Date" means the date on which Cinedigm makes the EMS Services operational and available to Client for initial use.

1.8     "Territory" means the United States of America and Canada.

SECTION 2.    USE RIGHTS AND RESTRICTIONS

2.1           Use Rights. Subject to the terms and conditions of this Agreement, including payment in full of the applicable fees, Cinedigm (a) shall host and support the EMS Services, and (b) hereby grants Client with a personal, non-exclusive, non-transferable, limited and revocable license to access the EMS Services, in each case for use of the EMS Services by Client within the Territory solely for its In-house Purposes. Cinedigm may change the designated Server and/or the Server site to another Server and/or Server site upon reasonable advance notice to Client and without material interruption of service. Cinedigm shall have the right to suspend or revoke Client's authorization to use the EMS Services if Client exceeds the scope of Client's access rights or otherwise breaches the terms of this Agreement.

2.2           Change in EMS Services. Notwithstanding any other provision hereof, Cinedigm shall have the right from time to time to change the EMS System and/or the EMS Services (including operating procedures, Client accessibility, Client use periods or user identification and authentication methodology) to the extent Cinedigm reasonably deems necessary, including to comply with changes in law.

2.3           Client Infrastructure Requirements. Cinedigm will provide Client with technical specifications that Client's computer operating systems, telecommunications, networks and general IT infrastructure must meet in order to work with the EMS Services and with a list of applicable hardware, software and equipment ("Third Party Equipment") Client must acquire from third party vendors in order to use the EMS Services in accordance with the terms hereof (collectively, the "Client Infrastructure Requirements"). Cinedigm shall provide updated versions of the Client Infrastructure Requirements as it deems necessary or advisable from time to time, including, for example, if Client changes or expands the EMS Services it receives from Cinedigm hereunder and/or because of changes in the IT, infrastructure, telecommunications, software or network elements that Cinedigm uses or to which the EMS Service connects. Client shall promptly comply with the Client Infrastructure Requirements.

2.4           Client Computer System. Client shall implement operational systems and controls to ensure that any transmission using the EMS Services complies with this Agreement and with procedures and instructions provided to it by Cinedigm from time to time. As between the Parties, Client shall be solely responsible, at its expense, for: (a) installing, operating, supporting and maintaining the operating environments, computer systems, telecommunications systems, and networks (including internal networks), to meet the Client Infrastructure Requirements and use the EMS Services in accordance with the terms hereof (the "Client Computer System"), and (b) maintain the security of the Client Computer System as it connects to, or is used with, the EMS System, including preventing unauthorized access or use of the EMS System. Without limiting the other provisions hereof, as between the Parties, Client shall bear all responsibility and liability hereunder resulting from, or arising in connection with, the use and any malfunction in the operation of the Computer System or compromises to security resulting from Client's failure to comply with the provisions of this Section 2.4 or the Client Infrastructure Requirements.

2.5           Third Party Dependencies. The provision of EMS Services is subject to Cinedigm receiving certain infrastructure, services, products, assistance and cooperation from third parties (collectively, the "Third Party Dependencies"), including the availability of the Internet and telecommunications connectivity.

2.6           Service Interruption. If, as a result of Client's actions or inactions, failure of Client to comply with the Client Infrastructure Requirements or Cinedigm's written instructions issued pursuant hereto, the failure or unavailability in whole or in part of the Client Computer System, a lack of or interruption in service by a third party service provider, the failure or unavailability of a Third Party Dependency or a force majeure event (singularly or collectively, a "Service Interruption"), Cinedigm is prevented from providing the EMS Services or performing its other obligations hereunder, Cinedigm shall promptly notify Client of the same. Cinedigm's obligation to provide the EMS Services and/or perform its other obligations hereunder affected by the Service Interruption shall be suspended until such time such Service interruption continues to exist. Cinedigm shall have no liability and shall not be deemed to be in breach of its obligations hereunder to the extent that Cinedigm reasonably determines that it is prevented from performing the EMS Services and/or its other material obligations hereunder as a result of a Service Interruption.

2.7           Use Restrictions. The access rights granted under Section 2.1 hereof are subject to the following restrictions: (i) Client shall not, directly or indirectly, reverse engineer, disassemble, decompile, disclose, alter, modify or create derivative works or improvements of the EMS System, including without limitation, attempt to derive the human readable source code of the EMS System in the form of machine executable code; (ii) Client shall not, directly or indirectly, design any system, process or software that is similar or provides competitive functionality to the EMS System or the EMS Services; (iii) with regard to any and all copies of the EMS System and Documentation, Client shall ensure that each copy contains all proprietary right legends, disclaimers, and warning notices as in the original; (iv) Client shall not use the EMS Services or the EMS System for any purpose other than for In-house Purposes; (v) Client shall not alter or remove any copyright or other proprietary notices of Cinedigm or its licensors from the EMS System or the EMS Services; (vi) Client shall not apply for copyright, trademark or patent protection in the EMS System, EMS Services or Improvements, file any document with any governmental agency that would affect Cinedigm's ownership of the EMS System, EMS Services or Improvements, or aid or abet anyone else in doing so; (vii) Client shall not sublicense Client's rights to access the EMS System or EMS Services to any third party; and (viii) Client shall not utilize any equipment, device, software, or other means designed to circumvent or remove any form of copy protection used by Cinedigm in connection with the EMS System or the EMS Services.

2.8           Retention of Rights. The access rights granted pursuant to Section 2.1 of this Agreement does not constitute a transfer or sale of Cinedigm's ownership rights in or to the EMS Services, EMS System or Improvements. Cinedigm reserves all rights not expressly granted to Client in this Agreement. Without limiting the generality of the foregoing, Client acknowledges and agrees that: (i) Cinedigm and its suppliers exclusively retain all rights, title and interest in and to the EMS System, EMS Services, Improvements and Documentation, and Client acknowledges and agrees that except for the limited access rights granted by Cinedigm to Client under this Agreement, Client does not acquire any rights, express or implied; (ii) any configuration, modification, implementation or deployment of the EMS System or EMS Services shall not affect or diminish Cinedigm's rights, title and interest in and to the EMS System or EMS Services; and (iii) any Improvement made by Client or by any person on its behalf, and all right, title and interest thereto throughout the world, shall be and hereby is assigned by Client to Cinedigm in perpetuity, and any such Improvement shall be the sole and exclusive property of Cinedigm. Client shall assist Cinedigm, at Cinedigm's request, in maintaining protection of the EMS Services, EMS System and Improvements. Client acknowledges and agrees that use by Client of Cinedigm's routines, whether altered or disguised by any means whatsoever to create new works to be used or distributed without the prior written permission of Cinedigm and without payment of additional fees to Cinedigm is expressly prohibited by the terms of this Agreement.

2.9           Unauthorized Use. Client agrees to notify Cinedigm immediately in writing in the event that any unauthorized access, disclosure, distribution, possession, alteration, transfer, reproduction or use of the EMS Services, EMS System or any portion thereof, is found. Client shall be responsible for any use that is not expressly authorized herein.

2.10           Audit. Client shall keep accurate business records relating to its use of the EMS Services, EMS System and its compliance with the terms hereof. From time to time, Cinedigm shall be entitled to conduct (including through the use of an independent third party auditing firm) audits of Client to confirm that Client's use of the EMS Services and EMS System complies with the provisions of this Agreement, including the payment provisions hereof. Client shall provide reasonable cooperation and access to the Client Computer System and its other equipment and records for purposes of such audit and shall cooperate with Cinedigm, including, without limitation, by making available to Cinedigm its employees and reasonable access to Client's records and equipment for the purpose of audits. Client shall immediately pay any fees or other amounts which an audit discloses are owed by Client. Cinedigm shall bear the cost of any audit conducted pursuant to this Section 2.10, unless such audit shows an error in Cinedigm's favor in excess of five percent (5%) of the actual amounts paid by Client hereunder, in which event Client shall bear the cost of such audit.

2.11    Other Terms.

(a)           Client shall be responsible for supplying all hardware and software necessary to operate or interface with the EMS System and for complying with the additional requirements set forth in Schedule C attached hereto.

(b)           Client shall provide all information and assistance necessary and required from time to time by Cinedigm to host, support and maintain the EMS Services.

(c)           Client shall be responsible for the use or misuse of the EMS Services and/or any other Confidential Information of Cinedigm by its employees or by any third party.

(d)           Client understands that the EMS Services may require preparatory procedures before the EMS Services is ready for initial use. Cinedigm shall provide instructions for the preparatory procedures, provided, however, that, Client Is solely responsible for the implementation of such preparatory procedures.

(e)           Client represents and warrants that it is not a Professional DP Organization involved, in the regular course of its business, in the design, creation, modification for hire, sale, or distribution of business or commercial software or services related to, or similar to the EMS System or the EMS Services.

SECTION 3.    SERVICE LEVELS

3.1 Service Levels. In accordance with the service levels set forth in Schedule B attached hereto, Cinedigm will provide services reasonably required to correct reproducible programming or documentation errors reported by Client. Cinedigm will not be responsible for fixing errors that cannot be recreated or where Client has not supplied sufficient information regarding the error. Cinedigm reserves the right to alter the terms of Schedule B from time to time after providing Client with sixty (60) days prior written notice.

SECTION 4.    TERM AND TERMINATION

4.1           Term. This Agreement shall be commence on the Effective Date and shall be valid for an initial term of one (1) year from the System Start Date, unless terminated earlier in accordance with the provisions herein. This Agreement will automatically renew for successive additional periods of one (1) year each upon the completion of the initial term unless either Party provides the other Party with written notice of its intention not to renew the Agreement within sixty (60) days prior to the completion of the then existing term.

4.2           Termination. Either Party may terminate this Agreement by written notice to the other Party upon the occurrence of any of the following events: (i) if the other Party fails to comply with any term, condition or covenant contained herein other than Section 9 (Confidentiality) hereof, and such Party fails to correct such lack of compliance within thirty (30) days after delivery of a written notice of such failure by the non-defaulting Party; or (ii) in the event of default by the other Party of Section 9 (Confidentiality) hereof, effective immediately on the date of termination set forth in the written notice.

4.3           Effect of Termination or Expiration. Upon termination or expiration of this Agreement for any reason, (i) Client shall immediately pay all fees and expenses then accrued, (ii) Cinedigm will immediately disconnect Client's use of the EMS System and EMS Services regardless of the effect to Client's business, (iii) all license and other rights granted to Client under this Agreement shall automatically and immediately terminate, and (iv) Client's data will be removed from Cinedigm's database. Client shall promptly, and in all events, within thirty (30) days after termination or expiration, destroy or return to Cinedigm all Confidential Information of Cinedigm and deliver to Cinedigm within thirty (30) days after termination or expiration, a written notice signed by an executive officer of Client certifying such destruction or return. The Parties' rights and obligations under Sections 2.2, 2.7, 2.8, 6, 7, 8, 9, and 10 shall survive the termination and expiration of this Agreement.

SECTION 5.     INDEMNITIES

5.1     Intellectual Property Infringement Indemnities.

(a) if a third party makes a claim against Client that the EMS System infringe any U.S. patent or copyright of such third party (IP Claim"), Cinedigm shall indemnify, defend and hold harmless Client against the IP Claim and pay all reasonable costs, damages and expenses (including reasonable legal fees and expenses) incurred by Client in defending such claim, provided that (i) Client immediately notifies Cinedigm in writing after Client's receipt of notification of a claim; (ii) Client permits Cinedigm to assume sole control of the defense of such claim and all related settlement negotiations; and (iii) Client provides Cinedigm, at Cinedigm's request and expense, with such assistance, information and authority necessary to perform Cinedigm's obligations under this Section 5. Notwithstanding the foregoing, Cinedigm shall have no liability for any claim of infringement due to or as a result of (A) the use of a superseded or altered release of EMS System, (B) the modification of the EMS System by Client or by a third party, (C) the combination of the EMS System with materials not supplied by Cinedigm or that are not authorized by Cinedigm, and/or (D) the use of the EMS System other than in accordance with the terms of this Agreement and/or Cinedigm's written instructions (all of which are hereby defined as the "Excluded Claims").

(b)           If, due to an IP Claim, (i) the EMS System is held by a court of competent jurisdiction, or in Cinedigm's reasonable judgment may be held to infringe by such a court, or (ii) Client receives a valid court order enjoining Client from using the EMS System, Cinedigm shall at its election and at its expense take commercially reasonable efforts to (A) replace or modify the infringing EMS System to be non-infringing; or (B) obtain for Client a license to continue using the EMS System. If Cinedigm cannot reasonably obtain the remedies in (A) or (B) within a reasonable period of time, Cinedigm shall be entitled to terminate the Agreement.

(c)           THIS SECTION 5 STATES CLIENT'S EXCLUSIVE REMEDY AND CINEDIGM'S ENTIRE LIABILITY HEREUNDER FOR ANY CLAIM OF INFRINGEMENT OR MISAPPROPRIATION.

SECTION 6.     WARRANTIES

6.1           ALL PRODUCTS AND SERVICES, INCLUDING ANY THIRD PARTY PRODUCTS AND SERVICES, PROVIDED BY OR THROUGH CINEDIGM UNDER THIS AGREEMENT ARE BEING PROVIDED TO CLIENT ON AN "AS IS" BASIS, WITHOUT ANY WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AVAILABILITY, TIMELINESS, ACCURACY, COMPLETENESS, TITLE, NON-INFRINGEMENT, ANY WARRANTIES OR OBLIGATIONS THAT MIGHT OTHERWISE BE CONSIDERED TO ARISE FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, AND ANY WARRANTY OR COMMITMENT OF BEST EXECUTION. THERE IS NO GUARANTEE THAT THE PRODUCTS AND SERVICES, INCLUDING ANY THIRD PARTY PRODUCTS AND SERVICES, PROVIDED BY CINEDIGM UNDER THIS AGREEMENT WILL MEET CLIENT'S REQUIREMENTS, BE ERROR-FREE OR BE AVAILABLE WITHOUT INTERRUPTION.

SECTION 7.     LIMITATION OF LIABILITY

7.1           TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT IS EXPRESSLY AGREED THAT EXCEPT FOR PAYMENTS DUE TO CINEDIGM UNDER THE AGREEMENT, (I) EITHER PARTY'S AGGREGATE MAXIMUM LIABILITY UNDER THIS AGREEMENT FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE PAYMENTS MADE BY CLIENT TO CINEDIGM PURSUANT TO THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM, AND (II) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, GOODWILL, REVENUE, DATA OR USE OR INTERRUPTION OF BUSINESS. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY (I)

REGARDLESS OF THE FORM OF LEGAL ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR RELIANCE, UNDER WHICH SUCH DAMAGES ARE SOUGHT, (II) EVEN IF SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (III) NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. THE FOREGOING LIMITATIONS OF LIABILITY ARE CUMULATIVE, WITH ALL EXPENDITURES OF A PARTY BEING AGGREGATED TO DETERMINE SATISFACTION OF SUCH PARTY'S LIMITATION OF LIABILITY.

SECTION 8.     PAYMENT PROVISIONS

8.1           Fees. Client agrees to pay the fees set forth in Schedule A, which fees shall be non-refundable. Cinedigm shall be entitled to increase the fees during each renewal period, provided, however, that such fees will not increase more than five percent (5%) per year. Annual service fees for each renewal period will be payable in advance of the contract anniversary date.

8.2           Payments. Unless otherwise set forth in this Agreement, all fees, expenses and charges shall become payable within thirty (30) days of receipt of an invoice. All amounts owed hereunder not paid when due and payable shall bear interest from the date such amounts are due and payable at the rate of one percent (1.0%) per month or the maximum percentage permitted under law. Client shall have the right to dispute any invoice within fifteen (15) days from the date of receipt of the invoice. Should Client have a good faith dispute, Client shall have the right to withhold any disputed amount so long as it pays, in full, the amount of the invoice not disputed. The Parties will use their good faith efforts to resolve any dispute within sixty (60) days following the date that it is raised by Client and, thereafter, each Party may pursue their legal rights and remedies. In the event that it is determined that Client incorrectly disputed an amount, it shall pay interest on such amount at the rate specified above from the original due date of the invoice in question.

8.3           Expenses. All expenses incurred by Cinedigm's employees and consultants will be charged to Client on a monthly basis. In addition, Client shall be responsible to pay Cinedigm any expenses incurred by Cinedigm at the request of Client, All expenses shall be approved in writing by Client in advance. Client shall have the right to arrange travel and lodging for Cinedigm's employees through its own travel arranger for the purpose of limiting the expenses charged to Client by Cinedigm hereunder.

8.4           Taxes. All fees and expenses under this Agreement are exclusive of any and all taxes, duties and levies assessed by applicable governmental authorities. All such taxes, duties and levies shall be assumed by and paid by Client, All payments by Client shall be made free and clear of, and without reduction for, any withholding or similar taxes. Any such taxes that are otherwise imposed on payments to Cinedigm shall be Client's sole responsibility. Client shall provide Cinedigm with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Cinedigm to establish that such taxes have been paid. Client shall indemnify, defend, and hold harmless Cinedigm and its directors, officers, employees and agents from and against all taxes, duties, levies, penalties and interest that may be levied by any governmental authority under this Agreement.

SECTION 9.    CONFIDENTIALITY AND NON-DISCLOSURE

9.1           Confidential Information. Each Party may have access to information that is confidential to the other Party ("Confidential Information"). Confidential Information shall include, but not be limited to, a Party's software, documentation, formulas, methods, know how, processes, designs, developmental work, marketing requirements, marketing plans, in any form and whether or not marked as confidential or proprietary, and all information whether written or oral which a reasonable person in the industry would normally consider to be confidential. Confidential Information includes all information received from third parties that either Party is obligated to treat as confidential and oral information that is identified by, either Party as confidential. For the sake of clarity, Cinedigm's Confidential Information shall include the EMS Services and EMS System, including but not limited to, the specific design and structure of the individual modules and their interaction, the programming techniques employed therein, and SQL Server Objects including, tables, views, data types, triggers, stored procedures, utility SQL scripts, DOS batch files and BCP format files.

9.2           Non-Disclosure and Non-Use. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except as set forth herein, and shall not disclose such Confidential Information to any third party except as set forth herein. With respect to the foregoing, each of the Parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, provided, however, that in no event shall such degree of care be less than reasonable in light of general industry practice. Confidential Information shall only be disclosed to employees and third party service providers of a Party that have a need to know such information in connection with this Agreement and who and have agreed in writing to protect such information in accordance with the terms hereof. Each Party also agrees that it shall be responsible for any breach of these confidentiality provisions by its own employees and third party service providers. Client acknowledges and agrees that the EMS Services and EMS System constitute a valuable trade secret of Cinedigm. Without in any limiting the foregoing obligations, Client hereby agrees that it shall use Cinedigm's Confidential Information only in connection with Client's use of the EMS Services in accordance with the terms of this Agreement. Each Party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section 9 and that such breach would cause irreparable harm to the non-breaching Party; therefore, the non-breaching Party shall be entitled to seek immediate injunctive relief without the posting of any bond, in addition to whatever remedies it might have at law, in equity or under this Agreement.

9.3           Exceptions. A Party's Confidential Information shall not include information that: (i) is or becomes a part of the public domain through no act or omission of the other Party

(Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public); (II) was rightfully known to the receiving Party, without restriction, at the time of disclosure as shown by the files of the receiving Party in existence at the time of disclosure, and had not been obtained by the other Party either directly or indirectly from the disclosing Party; (iii) is generally disclosed with the prior written approval of the disclosing Party; or (iv) is independently developed by a Party without use of or reference to the other Party's Confidential Information. In the event that any Confidential Information is required to be disclosed by law or valid order of a court or other governmental authority, the responding Party shall, to the extent legally permitted, give notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

9.4          Notification. The Parties agree, to the extent legally permitted, to notify each other promptly in writing in the event that any unauthorized access, disclosure, distribution, possession, alteration, transfer, reproduction or use of the Confidential Information of the other Party, or any portions thereof, is found. Each Party shall have the right to take all legal action it deems necessary or advisable to minimize the consequences of such unauthorized use or disclosure of its Confidential Information.
SECTION 10.   MISCELLANEOUS

10.1           Waivers. Any waiver of any term or condition of this Agreement shall only be deemed to have been made if expressed in writing by the Party granting such waiver. The failure or neglect by either Party to enforce, in any one or more instances, any of the terms and conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition, or any other terms or conditions of this Agreement.

10.2           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflict of law rules which would cause the laws of any other jurisdiction to apply. The Parties hereto expressly submit themselves to the exclusive and personal jurisdiction of the state and federal courts of New York County on any such dispute or controversy relating to this Agreement. The Parties hereto expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction that may be entered into between the Parties in connection with this Agreement. All rights and remedies, whether evidenced hereby, by law or in equity shall be cumulative and may be exercised singularly or concurrently.

10.3           Equitable Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, a breach of Section 2 of this Agreement or a breach relating to a Party's intellectual property rights or Confidential Information may cause irreparable damage to that Party for which recovery of money damages would be inadequate, and that either Party shall therefore be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to protect such Party's rights under this Agreement without posting any bond.

10.4          Severability. In the event that a particular provision of this Agreement is held by a court of competent jurisdiction to be invalid, such provision shall be severed from the Agreement and shall not affect the validity of this Agreement as a whole or any of its other provisions (other than payment or license restrictions). The Parties hereto agree to replace such invalid provision with a new provision that has the most nearly similar permissible, economic, or other effect.

10.5           Force Majeure. Except for payment, license restrictions, and confidentiality obligations, neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of services resulting directly or indirectly from acts of God, civil or military authority, war, riots, civil disturbances, accidents, fire, earthquakes, flood, strikes, lockouts, labor disturbances, court or governmental order, interruptions in Internet connectivity or other communications network, or any other cause beyond the reasonable control of such Party. Each Party agrees to provide the other with notice upon becoming aware of an event of force majeure, such notice to contain details of the circumstances giving rise to the event of force majeure.

10.6           Entire Agreement. This Agreement, together with the attached schedules and exhibits which are incorporated by reference, constitute the complete agreement between the Parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and such schedules and exhibits. The terms and conditions set forth in the Agreement shall control in the event that there are different or additional terms set forth in any other document, including any purchase order, submitted by Client. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party.

10.7           Compliance With Law. Each Party agrees that all of its obligations contained in this Agreement and any action taken by it pursuant to this Agreement shall be performed in accordance with all applicable federal, state, local and foreign laws, statutes, rules, regulations and ordinances, including all export restrictions.

10.8           Further Assurances. Each Party hereto shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments and take such other action as may be necessary or advisable to carry out its obligations hereunder and to implement the terms and conditions of this Agreement.

10.9           Assignment. Neither this Agreement nor any rights granted hereunder may be sold, leased, assigned, or otherwise transferred, in whole or in part, by either Party without the prior written consent of the other Party, and any such attempted assignment shall be void and of no effect without the advance written consent of the other Party; provided, however, that Cinedigm may assign this Agreement to an Affiliate or in connection with a merger, acquisition or sale of all or substantially all of its assets. Cinedigm may also assign its right to receive and collect payments hereunder. Subject to the foregoing, this Agreement shall be binding upon the permitted assigns of the Parties.

10.10           Relationship Between the Parties. The relationship of Cinedigm and Client is that of independent contractors, and it is expressly agreed that nothing contained herein shall be construed to constitute the Parties as partners, joint venturers, co-owners, or Clients in a joint or common undertaking, or otherwise to create a relationship of principal and agent, it being intended that each shall remain an independent contractor responsible for its own actions. Client agrees that that the licenses granted herein and the terms of this Agreement are on a non-exclusive basis, and nothing herein shall be deemed to limit Cinedigm's right to use the EMS Services or EMS System, or license the EMS Services or EMS System to third parties, or such third party's right to use the EMS Services or EMS System, and exchange information, enter into agreements and conduct business relationships of any kind with such third parties, to the exclusion of Client.

10.11           Non-Solicitation. Neither Party shall, during the term of this Agreement and for a period of one (1) year after its termination or expiration, as the case may be, solicit for hire or hire as an employee or independent contractor any of the other Party's employees or independent contractors. This restriction shall not apply to any employee or independent contractor who independently solicits employment or who responds to indirect solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such person.

10.12           Publicity. Subject to Client's prior written approval, which approval will not be unreasonably withheld or delayed, Cinedigm may use Client's name and logo in the form approved by Client in Cinedigm's marketing materials and publicize Client's usage of Cinedigm's products and services.

10.13           Notices and Contacts. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatory of this Agreement or to such other address or individual as the Parties may specify from time to time by written notice to the other Party. The Parties agree that any notice which is required to be given hereunder shall be in writing.

10.14           Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.15           Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The English language shall govern the meaning and interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their representatives duly authorized as of the date and year first written above.

SCHEDULE A

1.	Description of EMS System

Item	Description	Version
001	Bookings Module	1,4.0
002	Accruals Module	1.4.0
004	Settlement Module	1.4.0
005	Box Office Module	1.4.0
006	Payments Processing Module	1.4.0
007	Standard Reporting Module	1.4.0
008	Administration Module	1.4.0
009	Interface - Box Office	1.4.0

2.	Pricing and Payment Terms

2.1.
Pricing for the EMS Services up to 25 screens is $500 per screen per year. Pricing for new screens added during a contract term will be pro-rated and any discounted pricing based upon screens added over the 25 threshold will be applied retroactively. Based upon Client's existing theatres and screens listed in Schedule A-l, initial annual fees are $9,500 per year.

2.2.	All pricing is based on 12 month usage. Pricing includes 100% of core feature functionality. Optional features may be licensed for an additional charge upon request.

3.	System Implementation and Training

3.1.
System training to Client's staff will be necessary. System training and implementation services are generally provided at Client's location, provided, however, they can be provided at Cinedigm's Hollywood location upon request.

3.2.	Implementation set-up and training will be provided at the Cinedigm's standard rate of $150 per hour, not to exceed $1,200 per day.

3.3.	Additional time will be provided upon request at the standard daily rate.

3.4.
Client agrees to make appropriate staff available to Cinedigm to assist in the commencement and operation of services, including attending the recommended amount of system training prior to commencement of services.

SCHEDULE A-1

Client's Sites as of System Start Date

Theatres	Screens	Annual Fee
Bloomfield 8	8	$4,000
Rialto	6	$3,000
Cranford	5	$2,500
		$9,500

SCHEDULE B

1.	Service Levels

1.1
Cinedigm shall provide access to Client to the EMS System via a virtual private network ("VPN"). Cinedigm may restrict system access, at its sole discretion, during weekends and between 7:00 pm to 4:00 am Pacific Standard Time Monday — Friday, (the "Maintenance Window"). Cinedigm will reasonably endeavor to inform Client in advance of planned system maintenance that would prevent Client from accessing the EMS System during the Maintenance Window. Cinedigm will take commercially reasonable efforts to perform its maintenance tasks exclusively during the Maintenance Window, provided, however, that in the event that Cinedigm is required to perform maintenance services outside of the Maintenance Window, Cinedigm will reasonably endeavor to notify Client in a timely fashion and work with Client to mitigate any loss of access to the EMS System.

1.2.
Telephone support will be provided during Cinedigm's standard business hours of 9 am to 6 pm Pacific Standard Time, Monday through Friday, excluding national holidays (the "Service Window"). In the event that Client support calls not related to the performance of the EMS Services exceed ten (10) calls per month, an additional charge may be incurred. Support calls will be responded to by the following order of severity:

1.2.1.
Level 1 — EMS System is not working during Service Window preventing the performance of mission critical tasks such as booking, etc. Cinedigm will respond within one (1) hour and use its commercially reasonable efforts to provide a fix within three (3) hours thereafter.

1.2.2.	Level 2 — EMS System has a non-critical bug. Cinedigm will respond within one (1) business day and use commercially reasonable efforts to provide a fix within one (1) business day thereafter.

1.2.3.	Level 3 — Client has a non-critical question. Cinedigm will respond within two (2) business days.

1.3.	Additional extended customer support may be provided for an additional charge.

1.4.	Cinedigm will not be responsible for or required to correct any errors or program faults caused by:

a.           Unauthorized or additional applications, programs or other software which interferes with the EMS System;

b.           Use of the EMS System for other than the specific purpose for which the EMS System is intended, including use by users not authorized by Cinedigm;

c.           Service for EMS System for which all required maintenance releases have not been implemented by Client; and

d.           Errors due to: (i) failure of computer hardware or equipment or programs not covered by the Agreement; or (ii) any cause or causes beyond the reasonable control of Cinedigm (e.g., floods, fires, theft, vandalism, terrorism, war, loss of electricity or other utilities), negligence of Client or any third party, operator error, improper use of hardware or software or attempted maintenance by unauthorized persons.

2.	Exclusions

2.1     Services set forth herein shall not apply to the following:

a.           Custom programming services;

b.           On-Site support;

c.           System training;

d.           Hardware, operating software and related supplies;

e.           Resolving problems regarding software not subject to this Agreement, or supervision of repairs on associated equipment;

f.           Software modifications;

g.           Necessary hardware (e.g., PC workstations, communications hardware);

h.           Necessary software (e.g., software for setting up VPN, workstations, etc.);

i.           Communications charges (e.g., leased line costs, ISP connection costs, etc.); and

j.          Custom programming to interface Client's operating systems to the EMS System.

3.	Client's Responsibilities

3.1           Upon detection of any error or a program fault in the EMS Services, Client agrees to provide Cinedigm with electronic system access and/or a listing of output and any other data, including databases and backup systems, that may reasonably be requested by Cinedigm in order to reproduce operating conditions similar to those present when the error or program fault occurred. Cinedigm's response obligations shall commence only after Client provides Cinedigm with sufficient information and/or documentation to duplicate the error.

3.2           Client shall designate at least two (2) liaison personnel and to the maximum extent practicable, will restrict Client's communications mainly through these individuals and use Cinedigm's recommended procedures for reporting support-related issues.

3.3           Client shall notify Cinedigm of all errors utilizing Cinedigm's online error reporting system.

3.4           Client shall maintain adequate data back-up procedures at all times. As part of such procedures, Client shall perform a complete back-up of all system data at least on a daily basis. Client shall further ensure that appropriate safeguards are in place for backed-up data and the media upon which it is stored. Client will provide Cinedigm, its agents and employees with reasonable access to such backed-up data and the media upon which it is stored when required by Cinedigm, subject to compliance by such parties with Client's security procedures.

3.5           Client shall provide Cinedigm with a complete test environment, including hardware, software and test data comparable to Client's production environment.

SCHEDULE C

Client Hardware Configuration

Client understands that to' be functional, the EMS System requires that each personal computer of Client have certain hardware and software requirements ("Eligible Computer System"). The following is an itemized list of the minimum requirements for the proper operation of the EMS System;

a)           PC with 266 Mhz Pentium II Processor (or better)
b)           128 MB of RAM (256 MB recommended for Windows 2000 users)
c)           30 MB Hard Drive space (if installed locally, 15MB if run from server)
d)           800x600 Resolution Video (must support at least 16bit color, 4 MB Video RAM or more)

Note: Client workstation desktop should utilize the following settings:

Appearance Scheme: Windows Standard
Minimum Display Area: 800x600 or higher
Color Palette: High Color (16bit or better)
Font Size: Small Fonts
Color Settings: Default Color

e)           15" Monitor (17" or better highly recommended)
f)           Microsoft Windows 2000 SP1, or higher

NOTE: Use of the EMS System on any personal computer of Client that is not an Eligible Computer System is not supported by Cinedigm. In addition, the system requirements of the EMS System may change with future upgrades of related software.

1.1.	The following is an itemized list of the recommended system configuration for the optimum operation of the EMS System:

a)           Pentium III - Class Machine or better (600 Mhz or faster)
b)           256 MB RAM (512 MB for Power Users)
c)           30 MB Available Hard Drive Space
d)           Microsoft Windows XP Professional SP2
e)           1024x768 Video Resolution with True Color
f)           19" Monitor or better

1.2.
Client acknowledges and agrees that the EMS System is comprised of several software components including some third party components, such as Crystal Reports. The proper operation of the EMS System is dependent on the correct versions of these components being installed on Client's system. It is possible for other software applications to install different versions of these components and cause the EMS System to no longer function properly. Included with the EMS System is a module that lists the components used, the required versions, and the version present on the workstation.

Client will be solely responsible for ensuring that the software versions of these components are consistent with the versions listed in the module.

1.3.
Client will be responsible for providing the communication link between Client's computer network and Cinedigm's network. This communication link can be established by utilizing a VPN over the Internet or via a private leased-line connection through a telecommunications carrier, as more fully described in Section 1.5 below.

1.4.
Client acknowledges and agrees that in order to utilize the EMS System via a VPN connection, Client's network infrastructure must accommodate the following protocols and standards in order to access Cinedigm's servers.

a)	The EMS System requires a network that is configured to support the standard TCP/IP protocol.
b)
The EMS System network should be configured to use a network address that is derived from the RFC 1918 Reserved Address Space standard. In the event that this address space conflicts with the addresses currently used on Client's network, Client will be responsible for altering its address space to accommodate Cinedigm's network.

c)
In order to access the EMS System over the Internet in a secure fashion, a VPN tunnel is utilized. If there is a firewall protecting Client's network, it must be configured to allow IPSEC traffic to pass from Client's personal computer or from Client's VPN device to Cinedigm's network.

d)
Client acknowledges and agrees that in order for Cinedigm to proactively manage the VPN connection between Client and ASP servers, Client will employ hardware and software that is compatible with Cinedigm's recommended technical requirements. Technical requirements may include, but are not limited to, requirements that are necessitated by the applicable hardware manufacturer, operating system, system and software configuration, and server access. Cinedigm will not be required to modify its standard hardware and software configurations to make the EMS System operate with incompatible hardware and software. At Client's cost, Cinedigm will configure Client's server upon request.

1.5.
In the event that the communications link between Client's and Cinedigm's networks fails, Cinedigm will take commercially reasonable efforts to establish an emergency dial-in solution using standard modem connections. Client will need to configure its workstations for a standard RAS connection and install phone lines to be used for dial-in access. Cinedigm will provide Client with phone numbers and setup instructions for the proper configuration of Client's workstation for this purpose.